MICRON TECHNOLOGY, INC.
                            Exhibit 23.1
                    Consent of Independent Accountants

     We consent to the incorporation by reference in the registration statements of Micron Technology, Inc., and subsidiaries on Forms S-8 (File Nos. 33-3686, 33-16832, 33-27078, 33-38665, 33-38926, 33-65050,
and 33-52653) of our report, which includes an explanatory paragraph regarding contingencies related to product and process technology, dated September 22, 1994, on our audits of the consolidated financial statements and financial statement schedules of Micron Technology, Inc., and subsidiaries as of September 1, 1994, and September 2, 1993, and for each of the three years in the period ended September 1, 1994, which report is included in this Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.

Boise, Idaho
September 22, 1994